SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                          -------------

                            FORM 8-K

                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934


                       September 27, 1999
        Date of Report (Date of earliest event reported)



                    Supertel Hospitality, Inc.
     (Exact name of registrant as specified in its charter)


         Delaware               0-23536          47-0774097
     (State or other          (Commission       (IRS Employer
     jurisdiction of          File Number)    Identification No.)
     incorporation)


     309 North 5th Street, Norfolk, Nebraska      68701
     (Address of principal executive offices)     (Zip Code)



            Registrant's telephone number, including area code
                              (402) 371-2520

Item 5.   OTHER EVENTS.

Supertel Hospitality, Inc. announced at its Special Meeting of Stockholders, held in Omaha, Nebraska on September 27, 1999 that a majority of the stockholders entitled to vote at the meeting voted to approve and adopt the Agreement and Plan of Merger, dated June 11, 1999, with Humphrey Hospitality Trust, Inc. Supertel has been advised that the meeting at which the Humphrey Hospitality shareholders will vote on the merger has been adjourned from September 27, 1999 to October 4, 1999. Completion of the merger is expected to occur prior to October 30, 1999.

On September 17, 1999, the Board of Supertel, in connection Supertel's proposed merger with Humphrey Hospitality, declared a conditional, special dividend to Supertel stockholders of $5.13 per share of common stock.

The special dividend will be paid immediately prior to, and is conditional upon, completion of the merger. It will be paid to stockholders of record as of September 29, 1999. Payment of the special dividend is necessary so that Humphrey Hospitality can continue to qualify as a real estate investment trust after the merger.

Supertel anticipates cash requirements of up to $27 million to fund the special dividend distribution. Supertel is currently in discussions with lenders for a commercial loan to provide such funding. Supertel believes that funding will be available prior to October 30, 1999. The funding must be obtained for the merger to occur.

Item 7.  Financial Statements and Exhibits.

         (c)      Exhibits

                  None

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 SUPERTEL HOSPITALITY, INC.


                                     /s/ Paul Schulte
September 27, 1999              By: --------------------------
                                     Paul Schulte
                                     President and Chief Executive Officer